Exhibit 99.1

Bay Banks of Virginia, Inc. Reports Second Quarter and First Half 2020 Results

Update to Company’s COVID-19 Pandemic Response

RICHMOND, VA, August 3, 2020 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, Inc., announced financial results for the three and six months ended June 30, 2020 and an update to the company’s response to the COVID-19 pandemic.

The company reported a net loss of $8.1 million, or $(0.62) per diluted share, for the second quarter of 2020 compared to a net loss of $14 thousand, or $0.00 per diluted share, for the first quarter of 2020 and net income of $1.7 million, or $0.13 per diluted share, for the second quarter of 2019. For the six months ended June 30, 2020, the company reported a net loss of $8.1 million, or $(0.62) per diluted share, compared to net income of $3.2 million, or $0.25 per diluted share, for the six months ended June 30, 2019. Net loss for the three- and six-month periods of 2020 included a $10.4 million ($9.8 million after tax1), or $0.751 per diluted share, charge for the impairment of goodwill. The $10.4 million goodwill impairment charge resulted from a second quarter impairment assessment triggered by the adverse effect the deterioration of the macroeconomic environment due to the COVID-19 pandemic has had on the company’s market value relative to its book value.

In addition to the goodwill impairment charge, net loss for the three and six months ended June 30, 2020 included loan loss provision expense of $2.0 million and $4.8 million, respectively, a significant portion of which related to estimated reserve needs as a result of the COVID-19 pandemic. Excluding the $10.4 million goodwill impairment charge, pre-tax, pre-loan loss provision income for the three months ended June 30, 2020 was $4.1 million1 compared to $2.7 million1 and $2.2 million1 for the three months ended March 31, 2020 and June 30, 2019, respectively.

Beginning on April 3, 2020, the company has actively participated in the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, closing nearly 680 loans totaling $55.5 million and receiving $2.3 million in processing fees in the second quarter of 2020. Of the nearly 680 loans, approximately 95% were for less than $350 thousand, with an overall average loan balance of $82 thousand. Of the processing fees received from the PPP, $246 thousand were recognized in interest income in the second quarter of 2020, while the remaining fees were deferred and will be recognized over the life of the loans, accelerated for pre-payments. Through the PPP, the federal government partnered with banks to provide over $650 billion to small businesses to support payrolls and other operating expenses.

From the onset of the national pandemic, the company has proactively addressed the needs of its commercial and individual borrowers modifying nearly 390 loans with balances totaling approximately $163 million, or 15.4% of total gross loans, through June 30, 2020. The modifications allow for the short-term deferral of principal payments or of principal and interest payments. The following table presents the loan balances and number by loan type and the percentage these loans comprise within each loan type for which modifications were made. Dollar amounts are presented in thousands.

Loan Type	Loan Count	Principal Balance	% of Loan Type
Mortgage loans on real estate:
Residential first mortgages	138	$29,004	10%
Commercial mortgages (non-owner occupied)	44	61,564	22%
Construction, land and land development	17	26,206	20%
Commercial mortgages (owner occupied)	52	21,484	29%
Residential revolving and junior mortgages	10	1,552	5%
Commercial and industrial	119	22,702	12%
Consumer	7	144	2%
Total	387	$162,656

Randal R. Greene, President and Chief Executive Officer, commented: “It was a quarter that tested the resiliency of our institution. Branch hours were reduced and physical access limited, yet we experienced an increase in the adoption of digital channel access. The Paycheck Protection Program was executed in-house, supporting primarily our customers and our communities; 100% of our customers that requested a PPP loan received one. Following regulatory guidance, we worked with our borrowers modifying their loans, providing needed relief while they manage through the economic devastation brought by the pandemic. Our support teams worked remotely, while our technology infrastructure remained effective. Our second quarter results demonstrated we remain focused on improving our operating metrics. I believe our institution has excelled.”

Excluding the charge-off of goodwill, on a pre-tax, pre-provision basis, we earned $4.1 million1 in the second quarter of 2020, significantly higher than any recent quarter in the company’s history. In the midst of this pandemic, we are continuing to execute our strategy. We are selectively growing loans in our primary markets, selling most of our originated residential mortgages, driving deposit costs lower, and controlling noninterest expenses. Loans, excluding PPP loans, have grown 8% in the first half of 2020, though many of these opportunities were in our pipeline before the onset of the virus. We are experiencing downward pressure on our net interest margin, as the federal funds rate has been lowered 200 basis points in the last four quarters, 150 basis points in the first quarter of 2020. In response, we’ve aggressively lowered our deposit costs resulting in deposit costs of 0.97% in the second quarter of this year compared to 1.42% in the second quarter of 2019. And, we are prudently building our reserve for loan losses in response to losses we have estimated to have been incurred through the end of the second quarter due to the pandemic.”

Operating Results

Second Quarter 2020 compared to First Quarter 2020

•

Loss before income taxes for the second quarter of 2020 was $8.4 million compared to a loss before income taxes of $72 thousand for the first quarter of 2020. The loss before income taxes for the second quarter of 2020 included a $10.4 million goodwill impairment charge, as noted previously.

•

Interest income for the three months ended June 30, 2020 was $12.0 million, on average interest-earning assets of $1.16 billion, compared to $12.2 million, on average interest-earning assets of $1.08 billion, for the three months ended March 31, 2020. Interest income in the second quarter of 2020 included accretion of acquired loan discounts of $93 thousand, while interest income in the first quarter of 2020 included $189 thousand of accretion of acquired loan discounts. Yields on average interest-earning assets were 4.17% and 4.56% for the second and first quarters of 2020, respectively. Yields on average interest-earning assets in the second quarter of 2020 were negatively affected by lower yields on loans originated, the repricing of variable rate loans due to the decline in index rates, the addition of lower yielding PPP loans, which had a negative 3 basis point effect on yield, and lower accretion of acquired loan discounts, which had a negative 3 basis point effect. Partially offsetting the decline in yield was higher average balances of gross loans in the second quarter of 2020 of $86.6 million.

•

Interest expense was $3.0 million and $3.6 million for the three months ended June 30, 2020 and March 31, 2020, respectively, and cost of funds was 1.12% and 1.44% for the sequential quarter periods. Average interest-bearing liabilities were $914.8 million and $871.6 million for the second and first quarters of 2020, respectively. Cost of deposits was 0.97% for the second quarter of 2020, down 27 basis points from 1.24% for the first quarter of 2020, reflective of the company’s efforts to reduce deposit rates since mid-2019, which was accelerated in the second quarter of 2020 as the federal funds rate was decreased 150 basis points in the first quarter of 2020, and an increase of average noninterest-bearing demand deposit accounts of $42.8 million on a sequential quarter basis. The company accessed the Federal Reserve Bank’s PPP Liquidity Facility, which provides funding for PPP loans at a fixed rate of 35 basis points over the term the funded PPP loan is outstanding. PPP loans securing the PPP Liquidity Facility are afforded preferential regulatory capital treatment. As of June 30, 2020, outstanding advances under the PPP Liquidity Facility totaled $33.2 million.

•

Net interest margin (“NIM”) was 3.11% for the second quarter of 2020 compared to 3.22% for the first quarter of 2020. The 11 basis point decrease in NIM was primarily attributable to lower yields on loans originated in the second quarter of 2020, including PPP loans, and the repricing of variable rate loans, partially offset by lower cost of funds.

•

Provision for loan losses was $2.0 million for the second quarter of 2020 compared to $2.8 million for the first quarter of 2020. Of the second quarter of 2020 amount, approximately $1.4 million was attributable to qualitative loss factors to provide for losses estimated to have been incurred as of June 30, 2020, as a result of challenges certain borrowers are facing due to the pandemic, evidenced, in part, by loan deferrals and modifications granted to these borrowers. The remaining provision for loan losses in the second quarter of 2020 was due to gross loan growth of $27.0 million, excluding PPP loans, higher specific reserves, and charge-offs. No provision for loan losses was recorded on PPP loans as these loans are subject to a full U.S. government guarantee.

•

Noninterest income for the three months ended June 30, 2020 and March 31, 2020 was $2.2 million and $1.4 million, respectively, an increase of $803 thousand. Of the increase, $529 thousand was attributable to higher secondary market sales and servicing income in the second quarter of 2020, driven by an increase in the demand for purchase money and refinance mortgages. Also contributing to the increase on a sequential quarter basis was a $114 thousand unrealized gain in the second quarter of 2020 on assets held in a rabbi trust for the benefit of participants in the company’s deferred compensation plan compared to an unrealized loss of $263 thousand in the first quarter of 2020.

•

Noninterest expenses for the three months ended June 30, 2020 and March 31, 2020 were $17.5 million and $7.3 million, respectively. Excluding the goodwill impairment charge of $10.4 million, noninterest expenses decreased $229 thousand on a sequential quarter basis. The company’s efficiency ratio was 156.7% and 73.0% for the second and first quarters of 2020, respectively. The company’s efficiency ratio excluding the goodwill impairment charge was 63.6%[1] and 73.0%[1] for the second and first quarters of 2020, respectively.

•

Income tax benefit for the second quarter of 2020 was $217 thousand, reflective of a 2.6% effective income tax rate, while income tax benefit for the first quarter of 2020 was $58 thousand, reflective of an 80.6% effective income tax rate. Income tax benefit in the second quarter of 2020 was a result of income tax expense before the goodwill impairment charge, offset by an income tax benefit (reversal of a deferred tax liability) of $590 thousand related to a portion of the goodwill. The effective income tax rate of 80.6% in the first quarter of 2020 was primarily due to the amount of tax-exempt income relative to the company’s pre-tax net loss for the quarter.

First Half 2020 compared to First Half 2019

•

Loss before income taxes for the first half of 2020 was $8.4 million compared to income before income taxes of $3.9 million for the first half of 2019. The loss before income taxes for the first half of 2020 included a $10.4 million goodwill impairment charge recorded in the second quarter of 2020, as noted previously.

•

Interest income for the six months ended June 30, 2020 was $24.2 million, on average interest-earning assets of $1.19 billion, compared to $24.7 million for the six months ended June 30, 2019, on average interest-earning assets of $1.03 billion. Interest income in the first half of 2020 included accretion of acquired loan discounts of $282 thousand, while interest income in the first half of 2019 included $636 thousand of accretion of acquired loan discounts. Yields on average interest-earning assets were 4.36% and 4.83% for the first halves of 2020 and 2019, respectively. The lower yield on average interest-earning assets in the 2020 period was primarily due to lower yields on loans originated in the period, the repricing of variable rate loans, the addition of lower yielding PPP loans, which had a negative 2 basis point effect on yield, and lower accretion of acquired loan discounts, which had a negative 6 basis point effect. Partially offsetting these negative effects were higher average balances of gross loans in the 2020 period of $69.4 million.

•

Interest expense was $6.6 million and $7.5 million for the six months ended June 30, 2020 and 2019, respectively, and cost of funds was of 1.27% and 1.56% for the respective periods. Lower cost of funds in the first half of 2020 was primarily reflective of the company’s efforts to reduce deposit rates since mid-2019, lower borrowing costs, particularly Federal Home Loan Bank of Atlanta advances, and higher average balances of noninterest-bearing demand accounts of $42.2 million in the 2020 period. Average interest-bearing liabilities were $893.2 million and $855.5 million for the first half of 2020 and 2019, respectively.

•

NIM was 3.17% for the first half of 2020 compared to 3.37% for the first half of 2019. Lower NIM in the 2020 period was primarily due to lower yields on average interest earning assets, primarily loans, and lower accretion of acquired loan discounts, partially offset by lower cost of funds.

•

Provision for loan losses was $4.8 million for the first half of 2020 compared to $376 thousand for the first half of 2019.  Provision for the first half of 2020 was primarily attributable to qualitative loss factors for increases in state unemployment rates, including Virginia, and for losses estimated to have been incurred as of June 30, 2020 due to the COVID-19 pandemic, as noted above, gross loan growth of approximately $72.9 million, excluding PPP loans, higher specific reserves, and charge-offs. As previously noted, the company recorded no provision for loan losses for PPP loans.

•

Noninterest income for the six months ended June 30, 2020 and 2019 was $3.6 million and $2.4 million, respectively. The 2020 period included approximately $966 thousand of fee income for referring loan customers to a third-party financial institution to execute interest rate swaps, while the 2019 period included no income from such activities. Additionally, the 2020 period included higher secondary market sales and servicing income of approximately $594 thousand. Partially offsetting these increases was a $150 net unrealized loss on rabbi trust assets in the 2020 period compared to a $130 net unrealized gain in the 2019 period.

•

Noninterest expenses for the six months ended June 30, 2020 and 2019 were $24.5 million and $15.2 million, respectively. Excluding the goodwill impairment charge of $10.4 million, noninterest expenses decreased $836 thousand on a comparative period basis. Lower noninterest expenses in the 2020 period were primarily attributable to reduced headcount and occupancy costs, resulting from temporary and permanent branch closures, and overall general expense control.

•

Income tax benefit for the first half of 2020 was $276 thousand, reflective of an 3.3% effective income tax rate, while income tax expense for the first half of 2019 was $732 thousand, reflective of an 18.6% effective income tax rate. Income tax benefit in the first half of 2020 was a result of income tax expense before the goodwill impairment charge, offset by the related deferred tax benefit.

Second Quarter 2020 compared to Second Quarter 2019

•

Loss before income taxes for the second quarter of 2020 was $8.4 million compared to income before income taxes of $2.1 million for the second quarter of 2019. The loss before income taxes for the second quarter of 2020 included a $10.4 million goodwill impairment charge, as noted previously.

•

Interest income for the three months ended June 30, 2020 was $12.0 million, on average interest-earning assets of $1.16 billion, compared to $12.3 million, on average interest-earning assets of $1.04 billion, for the three months ended June 30, 2019. Interest income in the second quarter of 2020 included accretion of acquired loan discounts of $93 thousand, while interest income in the second quarter of 2019 included $197 thousand of accretion of acquired loan discounts. Yields on average interest-earning assets were 4.17% and 4.77% for the second quarters of 2020 and 2019, respectively. Yields on average interest-earning assets in the second quarter of 2020 were negatively affected by lower yields on loans originated in the quarter, including PPP loans, the repricing of variable rate loans, and lower accretion of acquired loan discounts.

•

Interest expense was $3.0 million and $3.8 million for the three months ended June 30, 2020 and 2019, respectively, and cost of funds was 1.12% and 1.58% for the respective periods. Average interest-bearing liabilities were $914.8 million and $857.4 million for the second quarters of 2020 and 2019, respectively. Cost of deposits was 0.97% for the second quarter of 2020, down 45 basis points from 1.42% for the second quarter of 2019, reflective of the company’s efforts to reduce deposit rates and $60.3 million of higher average balances noninterest-bearing demand deposit accounts in the 2020 period.

•

NIM was 3.11% for the second quarter of 2020 compared to 3.29% for the second quarter of 2019. The 18 basis point decrease in NIM was primarily attributable to lower yields on loans originated in the second quarter of 2020, including PPP loans, and the repricing of variable rate loans, partially offset by lower cost of funds.

•

Provision for loan losses was $2.0 million in the second quarter of 2020 compared to $62 thousand in the second quarter of 2019. Higher provision for loan losses in the 2020 quarter was primarily attributable to estimated reserve needs related to the COVID-19 pandemic, gross loan growth, excluding PPP loans, and higher specific reserves.

•

Noninterest income for the three months ended June 30, 2020 and 2019 was $2.2 million and $1.3 million, respectively. Higher noninterest income in the 2020 period was primarily due to higher secondary market sales and servicing income of $464 thousand and $496 thousand of fee income for referring loan customers to a third-party financial institution to execute interest rate swaps, while the 2019 quarter included no referral fee income.

•

Noninterest expense for the three months ended June 30, 2020 and 2019 was $17.5 million and $7.6 million, respectively. Excluding, the $10.4 million goodwill impairment charge recorded in the 2020 period, noninterest expenses decreased $513 thousand on a comparative period basis. The company’s efficiency ratio was 156.7% and 77.7% for the second quarters of 2020 and 2019, respectively. The company’s efficiency ratio, excluding the goodwill impairment charge, was 63.6%[1] and 77.7%[1] for the second quarters of 2020 and 2019, respectively.

•

Income tax benefit for the second quarter of 2020 was $217 thousand, reflective of a 2.6% effective income tax rate, as noted above. Income tax expense for the first quarter of 2019 was $395 thousand, reflective of an 18.6% effective income tax rate.

Balance Sheet

•	Total assets were $1.24 billion and $1.13 billion at June 30, 2020 and December 31, 2019, respectively.
•

Loans, net of allowance for loan losses, were $1.04 billion at June 30, 2020 compared to $916.6 million at December 31, 2019, a $124.2 million increase, including $55.5 million of PPP loans originated in 2020. Excluding PPP loans, net loan growth for the first half of 2020 was $68.7 million, an annualized rate of approximately 15%.

•

Deposits were $1.01 billion at June 30, 2020 compared to $910.4 million at December 31, 2019, a $96.5 million increase, including an increase of $47.3 million of noninterest-bearing demand account balances. Higher noninterest-bearing accounts were partially attributable to PPP loans, which were funded in these accounts. Noninterest-bearing demand accounts comprised 18.4% of total deposits at June 30, 2020, an increase from 15.2% and 13.3% at December 31, 2019 and June 30, 2019, respectively.

•

Shareholders’ equity was $119.7 million and $126.2 million at June 30, 2020 and December 31, 2019, respectively, a decrease of $6.5 million. The decrease in shareholders’ equity in the 2020 period was primarily attributable to a net loss of $8.2 million, partially offset by net unrealized gains of approximately $1.1 million on the company’s available-for-sale securities portfolio. Tangible book value, calculated as shareholders’ equity less goodwill and core deposit intangible assets, net of the associated deferred tax liability, divided by common shares outstanding, was $8.90[1] and $8.64[1] at June 30, 2020 and December 31, 2019, respectively.

•

The company made no repurchases of its common stock outstanding in the first or second quarters of 2020, pursuant to a share repurchase program authorized by its board of directors in the fourth quarter of 2019.

•	Capital ratios for Virginia Commonwealth Bank were above regulatory minimum guidelines for well-capitalized banks as of June 30, 2020 and December 31, 2019.
•

Annualized return (loss) on average assets for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019 was (2.64)%, 0.00%, and 0.62%, respectively, while annualized return (loss) on average shareholders’ equity for the same periods was (25.40)%, (0.04)%, and 5.72%, respectively. Excluding the goodwill impairment charge in the second quarter 2020, annualized return on average assets and annualized return on average shareholders’ equity for the three months ended June 30, 2020 were 0.54%[1] and 5.18%[1], respectively.

Asset Quality

•

Loans in industry segments highly affected by the COVID-19 pandemic were subject to risk rating downgrades as of March 31, 2020. During the second quarter of 2020, risk ratings for certain loans in these segments were adjusted as additional information became available. The following table presents industry segments the company believes may be negatively affected by the pandemic and the balances of loans and numbers in each segment. Loans to borrowers in these segments totaled approximately $148.2 million, or 14.1% of the company’s gross loans as of June 30, 2020. Dollar amounts are presented in thousands.

Industry Segment	Loan Count	Principal Balance
Hotels and motels	22	$61,770
Restaurants and related services	53	20,557
Retail and retail services	98	56,213
Churches, assisted living, and other	25	9,645
	198	$148,185

•

Nonperforming assets were $9.9 million, or 0.80% of total assets, as of June 30, 2020, compared to $6.4 million, or 0.56% of total assets, as of December 31, 2019, and $7.7 million, or 0.71% of total assets, as of June 30, 2019. The increase in nonperforming assets from December 31, 2019 to June 30, 2020 was primarily attributable to $3.5 million of higher nonaccrual loan balances, mainly commercial and industrial loans to borrowers adversely affected by the COVID-19 pandemic.

•

The ratio of allowance for loan losses to total gross loans was 1.14%, 0.82%, and 0.82% at June 30, 2020, December 31, 2019, and June 30, 2019, respectively. The 32 basis point increase in the ratio of allowance for loan losses to total gross loans for the first half of 2020 was primarily due to qualitative loss factors applied to the majority of the company’s loan portfolio for higher state unemployment rates, particularly in Virginia, and for estimated losses incurred as of June 30, 2020, as a result of challenges facing certain borrowers due to the COVID-19 pandemic, evidenced, in part, by loan deferrals and modifications granted to these borrowers. Due to the full U.S. government guarantee on PPP loans, the company has recorded no allowance for loan losses for the $55.5 million of PPP loans outstanding as of June 30, 2020. Excluding PPP loans from the denominator of the ratio of allowance for loan losses to total gross results in a ratio of 1.20%[1] as of June 30, 2020. Further, the company’s allowance for loan losses does not include discounts recorded on loans acquired in the company’s 2017 merger with Virginia BanCorp, Inc., which were $1.6 million, $1.9 million, and $3.3 million as of June 30, 2020, December 31, 2019, and June 30 2019, respectively.

Outlook

Greene concluded: “As I look to the last half of the year, we expect to begin to gain some clarity into the lasting impact the COVID-19 virus may have on the financial health of our borrowers. Our borrowers that have benefited from payment deferrals will face the end of deferral periods in the coming quarters. This timing, of course, is dependent on slowing the spread of the virus and further actions that could be taken by governments to support the economy. The economic surge as various states lifted pandemic orders was a positive; however, this economic surge appears to be followed by a surge in COVID-19 cases creating less certainty as to the length and severity of the economic slowdown. And it appears the low interest rate environment is expected for the near future, all putting pressure on community banks. We believe that our strong balance sheet and healthy capital levels should be to our advantage until some state of normalcy resumes.”

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group, Inc. Founded in the 1930s, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 18 banking offices, located throughout the greater Richmond region of Virginia, the Northern Neck region of Virginia, Middlesex County, and the Hampton Roads region of Virginia, the bank serves businesses, professionals, and consumers with a wide variety of financial services, including retail and commercial banking, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration, and investment and wealth management services.

Caution About Forward-Looking Statements

This press release contains statements concerning the company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to: the effect of the COVID-19 pandemic, including its potential adverse effect on economic conditions, and the company’s employees, customers, loan losses, and financial performance; changes in interest rates and general economic conditions; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the company's market area; acquisitions and dispositions; implementation of new technologies and the ability to develop and maintain secure and reliable electronic systems; and tax and accounting rules, principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or Judy C. Gavant, Executive Vice President and Chief Financial Officer, at 804-518-2606 or inquiries@baybanks.com.

1 See discussion of non-GAAP financial measures at the end of the Supplemental Financial Data tables that follow.

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
(Dollars in thousands, except share data)	June 30, 2020	December 31, 2019 (1)
ASSETS
Cash and due from banks	$10,778	$6,096
Interest-earning deposits	28,667	34,358
Federal funds sold	467	1,359
Certificates of deposit	2,506	2,754
Available-for-sale securities, at fair value	92,560	99,454
Restricted securities	5,327	5,706
Loans receivable, net of allowance for loan losses of $12,007 and $7,562, respectively	1,040,848	916,628
Loans held for sale	2,521	1,231
Premises and equipment, net	18,330	20,141
Accrued interest receivable	4,128	3,035
Other real estate owned, net	1,903	1,916
Bank owned life insurance	19,985	19,752
Goodwill	—	10,374
Mortgage servicing rights	687	935
Core deposit intangible	1,228	1,518
Other assets	8,291	6,666
Total assets	$1,238,226	$1,131,923

LIABILITIES
Noninterest-bearing demand deposits	$185,201	$137,933
Savings and interest-bearing demand deposits	413,025	382,607
Time deposits	408,672	389,900
Total deposits	1,006,898	910,440

Securities sold under repurchase agreements	1,035	6,525
Federal Home Loan Bank advances	35,000	45,000
Federal Reserve Bank advances	33,160	—
Subordinated notes, net of unamortized issuance costs	31,056	31,001
Other liabilities	11,387	12,772
Total liabilities	1,118,536	1,005,738

SHAREHOLDERS' EQUITY
Common stock ($5 par value; authorized - 30,000,000 shares; outstanding - 13,334,049 and 13,261,801 shares, respectively) (2)	66,670	66,309
Additional paid-in capital	36,729	36,658
Unearned employee stock ownership plan shares	(1,394)	(1,525)
Retained earnings	16,519	24,660
Accumulated other comprehensive income, net	1,166	83
Total shareholders' equity	119,690	126,185
Total liabilities and shareholders' equity	$1,238,226	$1,131,923

(1) Derived from audited December 31, 2019 Consolidated Financial Statements.

(2) Preferred stock is authorized; however, none was outstanding as of June 30, 2020 and December 31, 2019.

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019
INTEREST INCOME
Loans, including fees	$11,290	$11,352	$11,458
Securities:
Taxable	573	652	577
Tax-exempt	89	94	97
Federal funds sold	—	2	18
Interest-earning deposit accounts	8	104	152
Certificates of deposit	14	14	19
Total interest income	11,974	12,218	12,321

INTEREST EXPENSE
Deposits	2,411	2,848	3,088
Securities sold under repurchase agreements	1	2	4
Subordinated notes and other borrowings	510	512	138
Federal Home Loan Bank advances	90	234	614
Federal Reserve Bank advances	20	—	—
Total interest expense	3,032	3,596	3,844
Net interest income	8,942	8,622	8,477
Provision for loan losses	2,027	2,777	62
Net interest income after provision for loan losses	6,915	5,845	8,415

NONINTEREST INCOME
Trust management	203	193	206
Service charges and fees on deposit accounts	137	236	246
Wealth management	228	247	262
Interchange fees, net	130	98	121
Other service charges and fees	28	33	27
Secondary market sales and servicing	731	202	267
Increase in cash surrender value of bank owned life insurance	116	118	121
Net gains (losses) on sales and calls of available-for-sale securities	3	26	(2)
Net gains (losses) on disposition of other assets	1	(7)	(1)
Net gains (losses) on rabbi trust assets	114	(263)	40
Referral fees	496	471	—
Other	7	37	8
Total noninterest income	2,194	1,391	1,295

NONINTEREST EXPENSE
Salaries and employee benefits	3,839	3,628	3,892
Occupancy	705	751	837
Data processing	498	537	609
Bank franchise tax	257	256	230
Telecommunications and other technology	371	358	262
FDIC assessments	147	148	162
Foreclosed property	28	7	19
Consulting	70	71	147
Advertising and marketing	26	67	109
Directors' fees	188	192	213
Audit and accounting	170	140	189
Legal	154	191	27
Core deposit intangible amortization	142	149	173
Net other real estate owned losses	81	—	72
Goodwill impairment	10,374	—	—
Other	403	813	651
Total noninterest expense	17,453	7,308	7,592
(Loss) income before income taxes	(8,344)	(72)	2,118
Income tax (benefit) expense	(217)	(58)	395
Net (loss) income	$(8,127)	$(14)	$1,723
Basic and diluted (loss) earnings per share	$(0.62)	$—	$0.13

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2020	June 30, 2019
INTEREST INCOME
Loans, including fees	$22,642	$22,919
Securities:
Taxable	1,225	1,172
Tax-exempt	183	214
Federal funds sold	2	25
Interest-earning deposit accounts	112	287
Certificates of deposit	28	39
Total interest income	24,192	24,656

INTEREST EXPENSE
Deposits	5,260	5,896
Securities sold under repurchase agreements	3	7
Subordinated notes and other borrowings	1,021	275
Federal Home Loan Bank advances	324	1,319
Federal Reserve Bank advances	20	—
Total interest expense	6,628	7,497
Net interest income	17,564	17,159
Provision for loan losses	4,804	376
Net interest income after provision for loan losses	12,760	16,783

NONINTEREST INCOME
Trust management	396	420
Service charges and fees on deposit accounts	373	484
Wealth management	475	469
Interchange fees, net	228	222
Other service charges and fees	61	56
Secondary market sales and servicing	933	339
Increase in cash surrender value of bank owned life insurance	233	240
Net gains (losses) on sales and calls of available-for-sale securities	29	(2)
Net losses on disposition of other assets	(7)	(1)
Net (losses) gains on rabbi trust assets	(150)	130
Referral fees	966	—
Other	46	28
Total noninterest income	3,583	2,385

NONINTEREST EXPENSE
Salaries and employee benefits	7,466	7,893
Occupancy	1,456	1,705
Data processing	1,035	1,197
Bank franchise tax	514	446
Telecommunications and other technology	780	469
FDIC assessments	295	378
Foreclosed property	35	62
Consulting	141	262
Advertising and marketing	93	176
Directors' fees	381	377
Audit and accounting	310	393
Legal	346	110
Core deposit intangible amortization	291	353
Net other real estate owned losses	80	66
Goodwill impairment	10,374	—
Other	1,163	1,335
Total noninterest expense	24,760	15,222
(Loss) income before income taxes	(8,417)	3,946
Income tax (benefit) expense	(276)	732
Net (loss) income	$(8,141)	$3,214
Basic and diluted (loss) earnings per share	$(0.62)	$0.25

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited)

						As of and for the
	As of and for the Three Months Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands, except per share amounts)	2020	2020	2019	2019	2019	2019
Select Consolidated Balance Sheet Data
Total assets	$1,238,226	$1,183,553	$1,131,923	$1,112,219	$1,094,260
Cash, interest-earning deposits and federal funds sold	39,912	56,006	41,813	31,405	24,604
Available-for-sale securities, at fair value	92,560	94,618	99,454	80,748	81,169
Loans:
Mortgage loans on real estate	798,109	762,404	730,788	731,280	713,247
Commercial and industrial	193,740	198,278	181,730	186,281	187,531
Paycheck Protection Program	55,496	—	—	—	—
Consumer	7,855	9,846	11,985	14,471	16,889
Loans receivable	1,055,200	970,528	924,503	932,032	917,667
Unamortized net deferred loan fees	(2,345)	(333)	(313)	(269)	(275)
Allowance for loan losses (ALL)	(12,007)	(10,172)	(7,562)	(7,495)	(7,479)
Net loans	1,040,848	960,023	916,628	924,268	909,913
Loans held for sale	2,521	747	1,231	268	593
Other real estate owned, net	1,903	1,679	1,916	2,178	3,168

Total liabilities	$1,118,536	$1,056,151	$1,005,738	$987,362	$971,643
Deposits:
Noninterest-bearing demand deposits	185,201	136,437	137,933	124,670	116,229
Savings and interest-bearing demand deposits	413,025	394,637	382,607	372,404	374,175
Time deposits	408,672	433,393	389,900	396,614	385,218
Total deposits	1,006,898	964,467	910,440	893,688	875,622
Securities sold under repurchase agreements	1,035	3,284	6,525	6,323	6,983
Federal Home Loan Bank advances	35,000	45,000	45,000	68,000	70,000
Federal Reserve Bank advances	33,160	—	—	—	—
Subordinated notes, net of unamortized issuance costs	31,056	31,029	31,001	6,906	6,902

Shareholders' equity	119,690	127,402	126,185	124,857	122,617

Interest income	$11,974	$12,218	$12,997	$12,765	$12,321	$50,418
Interest expense	3,032	3,596	3,854	3,734	3,844	15,085
Net interest income	8,942	8,622	9,143	9,031	8,477	35,333
Provision for loan losses	2,027	2,777	311	495	62	1,182
Noninterest income	2,194	1,391	1,373	1,200	1,295	4,958
Noninterest expense	17,453	7,308	7,734	7,447	7,592	30,402
(Loss) income before income taxes	(8,344)	(72)	2,471	2,289	2,118	8,707
Income tax (benefit) expense	(217)	(58)	469	448	395	1,649
Net (loss) income	$(8,127)	$(14)	$2,002	$1,841	$1,723	$7,058

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited)

						As of and for the
	As of and for the Three Months Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands, except per share amounts)	2020	2020	2019	2019	2019	2019
Basic (loss) earnings per share	$(0.62)	$—	$0.15	$0.14	$0.13	$0.54
Diluted (loss) earnings per share	(0.62)	—	0.15	0.14	0.13	0.54
Book value per share	8.98	9.55	9.51	9.36	9.20
Tangible book value per share (1)	8.90	8.69	8.64	8.49	8.31
Shares outstanding at end of period	13,334,049	13,346,789	13,261,801	13,334,302	13,332,484
Weighted average shares outstanding, basic	13,080,689	13,056,576	13,071,708	13,077,600	13,059,824	13,053,080
Weighted average shares outstanding, diluted	13,080,689	13,056,576	13,145,522	13,132,459	13,104,943	13,111,853

Performance Measures and Other Metrics (tax-equivalent basis):
Yield on average interest-earning assets	4.17%	4.56%	4.87%	4.87%	4.77%	4.85%
Accretion of discounts on acquired loans	$93	$189	$929	$357	$197	$1,922
Cost of funds	1.12%	1.44%	1.54%	1.52%	1.58%	1.55%
Cost of deposits	0.97%	1.24%	1.34%	1.40%	1.42%	1.37%
Net interest spread	2.83%	2.90%	3.09%	3.13%	2.97%	3.09%
Net interest margin (NIM)	3.11%	3.22%	3.43%	3.45%	3.29%	3.40%
Average interest-earnings assets to total average assets	94.1%	94.4%	94.2%	94.0%	93.9%	94.0%
Return (loss) on average assets (annualized)	-2.64%	0.00%	0.71%	0.66%	0.62%	0.64%
Operating return on average assets (annualized) (1)	0.54%	0.00%	0.71%	0.66%	0.62%	0.64%
Return (loss) on average equity (annualized)	-25.40%	-0.04%	6.39%	5.97%	5.72%	5.79%
Operating return (loss) on average equity (annualized) (1)	5.18%	-0.04%	6.39%	5.97%	5.72%	5.79%
Efficiency ratio	156.7%	73.0%	73.5%	72.8%	77.7%	75.5%
Operating efficiency ratio (1)	63.6%	73.0%	73.5%	72.8%	77.7%	75.5%
Average assets	$1,230,249	$1,143,879	$1,126,663	$1,109,986	$1,105,411	$1,107,670
Average interest-earning assets	1,158,248	1,079,351	1,061,227	1,043,243	1,037,527	1,041,622
Average interest-bearing liabilities	914,832	871,597	860,421	851,392	857,355	855,703
Average shareholders' equity	127,960	126,955	125,285	123,399	120,559	121,859
Shareholders' equity to total assets ratio	9.7%	10.8%	11.1%	11.2%	11.2%
Tangible shareholders' equity to tangible total assets (1)	9.6%	9.9%	10.2%	10.3%	10.2%

Asset Quality Data and Ratios:
Nonaccrual loans	$7,991	$5,441	$4,476	$7,194	$4,577
Other real estate owned, net	1,903	1,679	1,916	2,178	3,168
Total nonperforming assets	9,894	7,120	6,392	9,372	7,745
Net charge-offs	193	166	245	478	441	1,522
Net charge-offs to average loans (annualized)	0.08%	0.07%	0.11%	0.21%	0.19%	0.17%
Total nonperforming assets to total assets	0.80%	0.60%	0.56%	0.84%	0.71%
Gross loans to total assets	85.0%	82.0%	81.6%	83.8%	83.8%
ALL to gross loans	1.14%	1.05%	0.82%	0.80%	0.82%
ALL to gross loans, excluding PPP loans (1)	1.20%	1.05%	0.82%	0.80%	0.82%
Discounts on acquired loans	$1,640	$1,750	$1,935	$2,886	$3,265

(1) Non-GAAP financial measure.  See GAAP to Non-GAAP financial measure reconciliation at the end of the Supplemental Financial Data tables that follow.

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited)

						As of and for the
	As of and for the Three Months Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands, except per share amounts)	2020	2020	2019	2019	2019	2019
Reconciliation of Non-GAAP Financial Measures (1)
Tangible book value per share
Total shareholders' equity	$119,690	$127,402	$126,185	$124,857	$122,617
Less: intangible assets, net of deferred tax liability on core deposit intangible (a)(b)	970	11,456	11,573	11,697	11,828
Tangible shareholders' equity	$118,720	$115,946	$114,612	$113,160	$110,789
Shares outstanding at end of period	13,334,049	13,346,789	13,261,801	13,334,302	13,332,484
Tangible book value per share	$8.90	$8.69	$8.64	$8.49	$8.31

Tangible shareholders' equity to tangible total assets
Total assets	$1,238,226	$1,183,553	$1,131,923	$1,112,219	$1,094,260
Less: intangible assets, net of deferred tax liability on core deposit intangible (a)(b)	970	11,456	11,573	11,697	11,828
Tangible total assets	$1,237,256	$1,172,097	$1,120,350	$1,100,522	$1,082,432
Tangible shareholders' equity	$118,720	$115,946	$114,612	$113,160	$110,789
Tangible shareholders' equity to tangible total assets	9.6%	9.9%	10.2%	10.3%	10.2%

Allowance for loan losses to gross loans, excluding PPP loans
Gross loans	$1,052,855	$970,195	$924,190	$931,763	$917,392
Less: PPP loans	55,496	—	—	—	—
Gross loans excluding PPP loans	$997,359	$970,195	$924,190	$931,763	$917,392
Allowance for loan losses	$12,007	$10,172	$7,562	$7,495	$7,479
Allowance for loan losses to gross loans, excluding PPP loans	1.20%	1.05%	0.82%	0.80%	0.82%

Select noninterest expenses, after-tax basis (ATB)
Goodwill impairment	$10,374	$—	$—	$—	$—	$—
Goodwill impairment, ATB (b)(c)	9,784	—	—	—	—	—
Weighted average shares outstanding, diluted	13,080,689	13,056,576	13,145,522	13,132,459	13,104,943	13,111,853
Goodwill impairment, ATB effect on earnings (loss) per diluted share	$(0.75)	$—	$—	$—	$—	$—

Operating return on average assets (annualized)
Net (loss) income	$(8,127)	$(14)	$2,002	$1,841	$1,723	$7,058
Add: Goodwill impairment, ATB	9,784	—	—	—	—	—
Operating net income (loss)	$1,657	$(14)	$2,002	$1,841	$1,723	$7,058
Average assets	$1,230,249	$1,143,879	$1,126,663	$1,109,986	$1,105,411	$1,107,670
Operating return on average assets (annualized)	0.54%	0.00%	0.71%	0.66%	0.62%	0.64%

Operating return (loss) on average equity (annualized)
Net (loss) income	$(8,127)	$(14)	$2,002	$1,841	$1,723	$7,058
Add: Goodwill impairment, ATB	9,784	—	—	—	—	—
Operating net income (loss)	$1,657	$(14)	$2,002	$1,841	$1,723	$7,058
Average shareholders' equity	$127,960	$126,955	$125,285	$123,399	$120,559	$121,859
Operating return (loss) on average equity (annualized)	5.18%	-0.04%	6.39%	5.97%	5.72%	5.79%

Operating efficiency ratio
Total noninterest expense	$17,453	$7,308	$7,734	$7,447	$7,592	$30,402
Less: Goodwill impairment	10,374	—	—	—	—	—
Operating noninterest expense	7,079	7,308	7,734	7,447	7,592	30,402
Net interest income	8,942	8,622	9,143	9,031	8,477	35,333
Noninterest income	2,194	1,391	1,373	1,200	1,295	4,958
Operating efficiency ratio	63.6%	73.0%	73.5%	72.8%	77.7%	75.5%

Pre-tax, pre-loan loss provision income, excluding goodwill impairment
Net (loss) income	$(8,127)	$(14)	$2,002	$1,841	$1,723	$7,058
Add: Income tax (benefit) expense	(217)	(58)	469	448	395	1,649
Add: Provision for loan losses	2,027	2,777	311	495	62	1,182
Add: Goodwill impairment	10,374	—	—	—	—	—
Pre-tax, pre-loan loss provision income, excluding goodwill impairment	$4,057	$2,705	$2,782	$2,784	$2,180	$9,889

(a)  Excludes mortgage servicing rights.

(b)  Assumes a federal income tax rate of 21%.

(c)  $7.6 million of the $10.4 million goodwill charged-off in the second quarter of 2020 originated as a result of the company’s tax-free merger with Virginia BanCorp, Inc. in 2017 and is nondeductible for federal income tax purposes. The remaining $2.8 million of goodwill originated from branch acquisitions from 1994-2000, the basis of which had been fully amortized for income tax purposes, resulting in a deferred tax liability. Due to the goodwill impairment charge, the company recorded an income tax benefit (and reversal of the deferred tax liability) of approximately $590 thousand in the second quarter of 2020.

(1) Set forth above are calculations of each of the non-GAAP (generally accepted accounting principles) financial measures included in the Supplemental Financial Data tables. Tangible book value per share, tangible shareholders’ equity to tangible total assets ratio, allowance for loan losses to gross loans, excluding PPP loans, select noninterest expenses on an after-tax basis, operating return on average assets, operating efficiency ratio, and pre-tax, pre-loan loss provision income are supplemental financial measures that are not required nor presented in accordance with GAAP. Management believes tangible book value per share and tangible shareholders’ equity to tangible total assets ratios are meaningful because they are measures management uses to assess capital levels. Management believes the ratio of allowance for loan losses to gross loans, excluding PPP loans, is meaningful because management uses it to assess allowance levels excluding the impact of PPP loans which carry no allowance for loan losses due to the full U.S. government guarantee. Management believes that select noninterest expenses on an after-tax basis, operating return on average assets, operating efficiency ratios, and pre-tax, pre-loan loss provision income, excluding goodwill impairment are meaningful because management uses them to assess the financial performance of the company. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.